UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2015

Bottomline Technologies (de), Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-25259	02-0433294
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

325 Corporate Drive, Portsmouth, New Hampshire	03801
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 436-0700

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Change in Status of Kevin M. Donovan

On April 29, 2015, Kevin M. Donovan resigned from his position as Chief Financial Officer and Treasurer of Bottomline Technologies (de), Inc., (the “Company”). Mr. Donovan indicated that he is leaving the Company for the opportunity to lead a family business. The Company anticipates that Mr. Donovan will remain an employee through June 30, 2015, the end of the Company’s fiscal year, to ensure an orderly transition of his responsibilities to Richard D. Booth, who has been named Chief Financial Officer and Treasurer. Prior to the conclusion of its fiscal year, the Company will determine whether Mr. Donovan will continue to provide services to the Company on a part-time, consulting or advisory basis.

“Kevin Donovan has made an extraordinary contribution to Bottomline Technologies,” said Rob Eberle, the Company’s President and Chief Executive Officer. “We wholeheartedly thank him for his unwavering dedication and commitment to Bottomline.”

Appointment of Richard D. Booth as Chief Financial Officer

Effective April 29, 2015, the Board of Directors of the Company appointed Richard D. Booth to serve as Chief Financial Officer and Treasurer.

Beginning in April 2015, Mr. Booth, age 46, served as the Company’s Senior Advisor, Finance, focusing on financial planning and analysis as well as investor relations. Prior to joining the Company, Mr. Booth served as Vice President Finance and Corporate Controller of Sapient Corporation from January 2014 until March 2015. From February 2006 until January 2014, Mr. Booth held a number of executive level finance positions at Nuance Communications, Inc. Prior to joining Nuance Communications, Mr. Booth held various positions at EMC Corporation, Mercer Management Consulting (now Oliver Wyman) and Coopers and Lybrand LLP (now PricewaterhouseCoopers LLP).

In March 2015, the Company and Mr. Booth entered into an employment agreement in connection with the commencement of his employment with the Company in April 2015, which will remain in effect in connection with Mr. Booth’s appointment to Chief Financial Officer and Treasurer. Under the terms of the employment agreement, Mr. Booth will receive an annual base salary of $280,000, is eligible to receive an annual bonus of up to $160,000 and is eligible to participate in the standard package of benefits made available by the Company from time-to-time to its U.S.-based full time employees. Pursuant to the employment agreement, the Company paid Mr. Booth a signing bonus of $20,000. The Company also granted Mr. Booth a restricted stock award of 80,000 shares of the Company’s common stock, representing the equivalent of 20,000 shares over each of the next four years. The restricted stock award will vest over a four-year period with 25% of the shares vesting upon the first anniversary of Mr. Booth’s employment with the Company and 6.25% of the shares vesting in equal quarterly installments thereafter.

Under the terms of the employment agreement, if Mr. Booth’s employment is terminated by the Company without cause or by Mr. Booth for good reason, each as defined in his employment agreement, and subject to Mr. Booth’s execution of a general release of potential claims against the Company, (i) the Company has agreed to pay Mr. Booth a lump sum amount equal to the sum of any unpaid base salary through the termination date, 12 months of Mr. Booth’s then-current base salary and an amount equal to Mr. Booth’s target bonus then in effect and (ii) any restricted stock or other equity awards that would have vested during the 12 months following the termination date will automatically vest. In addition, if Mr. Booth’s employment is terminated by the Company within 12 months following a change of control as defined in his employment agreement, any restricted stock or other equity awards will vest in full.

Under the terms of the employment agreement, Mr. Booth is also subject to specified confidentiality, non-competition and non-solicitation obligations.

The preceding summary of the material terms and conditions of the employment agreement is qualified in its entirety by reference to the full agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

10.1	Employment Agreement, dated March 31, 2015, between the Company and Richard D. Booth

99.1	Press Release issued by the Company on April 30, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOTTOMLINE TECHNOLOGIES (de), INC.

May 5, 2015	By:	/s/ Eric K. Morgan
Eric K. Morgan
Senior Vice President, Global Controller

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated March 31, 2015, between the Company and Richard D. Booth

99.1	Press release issued by the Company on April 30, 2015